                                                                    Exhibit 4(b)

[LOGO OF JOHN HANCOCK APPEARS HERE]
Variable Life Insurance Company                               John Hancock Place
                                                                      PO Box 111
                                                     Boston, Massachusetts 02117
                                                                [1-800-732-5543]


PARTICIPANT AT ISSUE    [JOHN DOE]     ANNUITY CERTIFICATE NUMBER     [000000]

ANNUITANT               [JOHN DOE]         GROUP CONTRACT NUMBER      [12345]



John Hancock Variable Life Insurance Company ("the Company") agrees to provide the benefits, rights and privileges as stated in this certificate.

If this certificate is in force on the Date of Maturity, we will pay an annuity to the Annuitant, unless otherwise directed by the Participant. Each annuity payment will be determined in accordance with Section 14 of this certificate. The variable portion may increase or decrease depending upon the investment experience of the variable investment options in which the Premiums are invested. Unless another option offered in Section 15 is elected, annuity payments will be payable for a guaranteed period of 10 years and as long thereafter as the Annuitant lives.

By written notice, the Participant may elect the Date of Maturity at any time, provided the Date elected is: (i) not later than the Annuitant's 95th birthday without our prior approval; (ii) at least 31 days after the written notice; and
(iii) at least six months after the date the first premium is applied to this certificate. If no other election is made, the Date of Maturity will be as shown on Page 3.

We are issuing this certificate in consideration of the payment of premiums.


GROUP ANNUITY CERTIFICATE
Variable Annuity
Nonparticipating - not eligible for dividends
Initial Premium shown on page 3

All benefits, payments and values under this certificate which are based on the investment experience of an Account are variable and not guaranteed as to fixed dollar amount.

Right to Cancel - The Participant may surrender this certificate by delivering or mailing it to the Company's Servicing Office (or to the Company's representative through which it was delivered) within 10 days after receipt by the Participant of this certificate. Immediately on such delivery or mailing, this certificate shall be deemed void from the beginning and a refund will be made within 10 days. The amount refunded will be the sum of (i) the Accumulated Value, including any Market Value Adjustment, at the end of the Valuation Period during which we receive the certificate and (ii) the sum of all charges made with respect to this certificate.


                         John Hancock Servicing Office
                         -----------------------------

                           [Annuity Servicing Center
                                 P.O. Box 9298
                       Boston, Massachusetts 02205-9298
                            Telephone 800-225-5291
                               Fax 800-225-0000]




         99REVNSC                                                         V0199V

                            CERTIFICATE PROVISIONS

Numerical Guide


 Section
 -------
    1.  Certificate Specifications
    2.  Definitions
    3.  Participant, Beneficiary
    4.  The Contract
    5.  Premiums
    6.  Allocation/Transfer Options
    7.  Accumulations
    8.  Valuation Procedures
    9.  Death Benefit
   10.  Certificate Fee/Rider Charges
   11.  Partial Withdrawals
   12.  Market Value Adjustment
   13.  Surrender Provision
   14.  Conversion
   15.  Settlement Provisions
   16.  Proof Required for Payment
   17.  Misstatements
   18.  Assignment
   19.  Claims of Creditors
   20.  Right to Make Changes
   21.  Annual Statement
   22.  Miscellaneous



2                                                               V0299V

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1.   CERTIFICATE SPECIFICATIONS
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PARTICIPANT(S)                                       [John Doe]

ANNUITANT(S)                                         [John Doe]

ANNUITY CERTIFICATE NUMBER                           [0000000]

AGE OF PARTICIPANT(S) AT ISSUE                       [35]

AGE OF ANNUITANT(S) AT ISSUE                         [35]

DATE OF ISSUE                                        [January 1, 1999]

INITIAL PREMIUM PAYMENT                              [$100,000.00]

DATE OF MATURITY                                     [January 1, 2059]

BENEFICIARY                                          [Jane Doe]

CERTIFICATE ANNIVERSARY                              [January 1]

MAXIMUM CHARGES                                      [See Section 8]

CERTIFICATE FEE1                                     [$0.00]




RIDERS ELECTED                                       ANNUAL RIDER CHARGE2
--------------                                       --------------------
Enhanced Death Benefit Rider                         [.15%]  x Accumulated Value

Guaranteed Retirement Income Benefit                 [.30%]  x Accumulated Value
         Accumulation Rate for Allocations to Guarantee Periods and Money Market [4%] Accumulation Rate for Allocations to All Other Variable Investment Options [5%]

Accumulated Value Enhancement Rider                   [.40%]  x Initial Premium
         Payment The Insured Person insured under the Accumulated Value Enhancement Rider is [John Doe]. Deferral Period: 7 Years
         Elimination Period:  100 Dates of Service
         Accumulated Value Enhancement Monthly Benefit*: [$0.00] per calendar month Benefit Limit*: [$0.00]
         *Subject to increases due to inflation coverage after Deferral Period.




1 Not applicable if Accumulated Value exceeds $50,000.
2 For an explanation of rider charges, see Section 10 of this certificate.





3                                                                         V0399V

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2.   DEFINITIONS
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The following terms are commonly used throughout this annuity certificate:

The term "Account", unmodified, means a separate investment account established by us pursuant to applicable law which includes one or more variable investment options and in which you are eligible to invest under this certificate. An Account may be either a Management Account or a Series Account.

The term "Accumulated Value" means the value of this certificate on any date prior to the commencement of annuity payments. This value equals the sum of (i) the Accumulated Values for all variable investment options and (ii) the Accumulated Value of this certificate in the MVA Account. The Accumulated Value for each variable investment option as of any date will equal the number of Accumulation Units for that variable investment option then credited to this certificate multiplied by the Accumulation Unit Value for that variable investment option on that date. Accumulated Value for the MVA is defined in
Section 7.

The term "Accumulation Unit" means a unit of measurement used in determining the value of this certificate prior to the commencement of annuity payments. The Accumulation Unit Value for each variable investment option will reflect the investment experience of that variable investment option. It will vary in dollar amount.

The term "Annuitant" means the person(s) upon whose life the certificate is issued. The individual(s) designated as such on Page 3 of this certificate and defined in Section 3.

The term "Annuity Unit" means a unit of measurement used in determining the amount of the variable portion of each annuity payment. The value of an Annuity Unit for each variable investment option will depend on the assumed investment rate and the investment experience of that variable investment option. It will vary in dollar amount.

The term "Beneficiary" is defined in Section 3.

The term "Certificate Year" means the 12 month period beginning on the Date of Issue and each 12 month period thereafter.

The term "Date of Issue" means the date identified as such in Section 1.

The term "Date of Maturity" is the date annuity payments under this certificate begin, in accordance with Section 14.

The term "Fund" means each division of a Series Fund which has a specific investment objective.

The term "Guarantee Period" refers to a Guarantee Period elected under the Market Value Adjusted Account.

The term "in force" means that the Annuitant is living and the Surrender Value of this certificate has not become payable.

The term "Last Valuation Date" means the earliest of the Date of Maturity, the Surrender Date, and the date of the Annuitant's death.

The term "Management Account" means an Account which directly invests its assets in accordance with its specific investment objective. A Management Account may or may not have divisions with separate investment objectives.

The term "Market Value Adjustment" is defined in Section 12.

The term "Market Value Adjustment Factor" is defined in Section 12.

The term "Market Value Adjusted Account" or "MVA Account" means, unmodified, a separate investment account established by us pursuant to applicable law in which you are eligible to invest under this certificate.

The term "Measuring Person" means the person on whose life annuity payments will be based.



4                                                                         V0499V

The term "partial withdrawal" is defined in Section 11.

The term "Participant" and "Joint Participant" are defined in Section 3.

The term "payment" means, unless otherwise stated, payment at our Servicing Office.

The term "Premium" means the premium paid less any applicable taxes based on the amount of premium payments.

The term "Series Account" means an Account with divisions which invest in Funds of a Series Fund. Each such division has a specific investment objective and the assets of each division are invested solely in shares of the corresponding Funds of a Series Fund.

The term "Series Fund" means a series type mutual fund registered under the Investment Company Act of 1940 ("the Act") as an open-end diversified management investment company.

The term "Subaccount" means a variable investment option or a Guarantee Period.

The term "Surrender Date" means the date of receipt of written notice of surrender under Section 13.

The term "Surrender Value" means the Accumulated Value of your certificate, adjusted by any Market Value Adjustment, less, if applicable, any income taxes withheld, any rider charges, and any deduction for premium taxes or similar taxes.

The term "Valuation Date" means any date on which the New York Stock Exchange is open for trading.

The term "Valuation Period" means that period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

The term "variable investment option" means each Management Account without divisions, each division of a Management Account, and each division of a Series Account.

The terms "we", "us" , "our" refer only to the Company.

The term "withdrawal" means, unless otherwise specified, the amount withdrawn prior to any deductions but after any Market Value Adjustment.

The term "written notice" means, unless otherwise stated, a notice in writing satisfactory to us which is received at our Servicing Office.

The terms "you" and "your" refer to the Participant under this certificate.



5                                                                         V0599V

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3.   PARTICIPANT, BENEFICIARY
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The Participant and the Beneficiary will be as shown on Page 3 unless you changed them or they are changed by the terms of this provision.

If the Annuitant dies and there is no surviving Beneficiary or surviving Annuitant, you will be the Beneficiary; but if you were the Annuitant, your estate will be the Beneficiary. If the Annuitant dies and there is a surviving Annuitant, the surviving Annuitant becomes the Annuitant.

The Participant shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person except as provided by this certificate or unless you provide otherwise by written notice.

While the Annuitant is alive, you may change the Participant by written notice. You may change the Beneficiary by written notice no later than receipt of the required due proof of the Annuitant's death. A change will take effect when the notice is received and filed at our Servicing Office. The change will take effect whether or not you or the Annuitant is then alive. A change shall be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we received and filed the notice.

If more than one Annuitant is listed on page 3, the term "Annuitant" as used in this certificate shall mean the following:

 .    In relation to the death of the Annuitant or the continuing life of the
     Annuitant, "Annuitant" shall mean the last to die of those individuals listed as Annuitants who have not reached age 95.
 .    In relation to annuitization under Section 14, "Annuitant" shall mean the youngest of the individuals listed as Annuitants who is still alive at any given point in time.

JOINT PARTICIPANTS

If joint Participants are named, each joint Participant will be considered the primary Beneficiary of the other joint Participant. Should another person or entity be designated as Beneficiary, such Beneficiary will be deemed a contingent Beneficiary for all Participants with rights subordinate to the rights of each joint Participant. Signatures of all joint Participants are required for any exercise of Participant rights requiring written notification.

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4.   THE CONTRACT
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The contract is an agreement between the contract owner and the Company. This certificate is a summary of the Group Annuity Contract. The entire contract consists of the Group Annuity Contract, this certificate, any riders, and any attachments.

Certificate years, certificate months, and certificate anniversaries are measured from the Date of Issue of this certificate.

Only the President, a Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or modify any of the provisions of the contract or this certificate.

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5.   PREMIUMS
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PAYMENT OF PREMIUMS

All premium payments shall be made to us at our Servicing Office. Premium payments are subject to the following conditions:

(a) Each premium payment must be at least $200. If payments are made through the Direct Premium Payment Program, the minimum premium payment allowed is $100.

(b) The maximum premium that may be deposited to this certificate in any Certificate Year is $1,000,000.

(c) No premium payments may be made to this certificate after the Annuitant's 85th birthday. Upon request we will consider waiving any of the above conditions.

PREMIUM TAXES

A deduction for a premium tax, if any, or a similar tax, if any, will be made either from premiums or from the Accumulated Value if and when such a tax is incurred by us. However, if premium taxes or similar taxes are incurred by us at the time premiums are paid and we defer the deduction for such taxes, then a deduction will be made upon any withdrawal under Section 11 and either on the Surrender Date, the Date of Maturity, or the date of payment of the Death Benefit. Such deduction will be equal to the tax percentage multiplied by (i) in the case of withdrawals, the withdrawal amount requested, (ii) in the case of surrender or annuitization, the Accumulated Value as of the Surrender Date or the Date of Maturity as the case may be, or (iii) in the case of death, the Death Benefit as of the date of receipt of due proof of the Annuitant's death. The "tax percentage" is equal to the percentage of premium which the premium tax or similar tax in question constitutes.


6                                                                         V0699V

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6. ALLOCATION/TRANSFER OPTIONS
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INVESTMENT ALLOCATION

The Premium will be allocated to the Subaccounts according to the investment allocation then in effect. The initial investment allocation is that elected by you. You may elect to change the investment allocation. The change will be effective as to the application of any Premium made on or after the date of receipt at our Servicing Office of notice satisfactory to us. The minimum percentage that may be allocated to any Subaccount and the maximum number of Subaccounts in which amounts may be held will be subject to our administrative rules in effect at the time of the election. All percentages you elect must be whole numbers.

If allocation is made to the MVA Account, the Participant may select from the Guarantee Periods then available. We reserve the right to change the duration of Guarantee Periods offered. The period selected will determine the guaranteed interest rate applicable, which will be payable for a Guarantee Period. A Guarantee Period begins on the date Premium or Accumulated Value is credited to it.

If a new Guarantee Period becomes effective that causes this certificate to continue beyond the Date of Maturity, then the Date of Maturity will become the Annuitant's 95th birthday, or a later age with our prior approval.

SUBACCOUNT TRANSFER OPTION

You may elect to reallocate amounts among the Subaccounts up to twelve times in a Certificate Year. If additional transfers are elected, the Company reserves the right to prohibit such transfers or impose a transfer charge, not to exceed $25, for each transfer in excess of twelve. Transfers between the Subaccounts will be effective on the date of receipt at our Servicing Office of notice satisfactory to us. We reserve the right to prohibit a transfer less than 30 days prior to the Date of Maturity.

The number of Accumulation Units or Annuity Units and the amount of Accumulated Value of the MVA Account transferred to or from each Subaccount will reflect the respective values in each Subaccount. The maximum number of Subaccounts in which Accumulated Value may be held will be subject to our rules in effect at the time of election.

The maximum amount which may be transferred or paid into a Subaccount in any Certificate Year is $1,000,000 without our prior approval. Any transfer made out of a Guarantee Period of the MVA Account may be subject to a Market Value Adjustment.

TRANSFER OPTION AT EXPIRATION OF GUARANTEE PERIOD

At least 30 days prior to the end of any Guarantee Period, we will provide you with written notice of the expiry of any such Guarantee Period. We must receive within 30 days preceding the expiry of such Guarantee Period, a written request to transfer the amount in such Guarantee Period to any Subaccount from among those that are then available. The transfer elected will be effective on the last day of the expiring Guarantee Period without incurring a Market Value Adjustment.

If we do not receive written notice within 30 days prior to the expiry of any Guarantee Period to elect a new Guarantee Period, then amounts available under such Guarantee Period will be transferred to the Money Market Account. The effective date of the transfer will be the first day following the expiry of such Guarantee Period.

ALLOCATION AT ANNUITY COMMENCEMENT AND BEFORE CONVERSION

If the Accumulated Value is invested in more than [four] Subaccounts on the Date of Maturity or other date elected for commencement of annuity payments and before conversion in accordance with Section 14, we will allocate the Accumulated Value to the [four] Subaccounts then having the largest portions of the Accumulated Value. To determine the number of Subaccounts in which the Accumulated Value is invested, each variable investment option is counted separately as one Subaccount while all Guarantee Periods are counted together as one Subaccount. The Accumulated Value in Subaccounts other than such [four] Subaccounts will be allocated to the [four] Subaccounts in proportion to the amounts in the [four] Subaccounts. Such allocation will be made notwithstanding any transfer restrictions specified in this subsection. Upon commencement of annuity payments, transfers are only permitted between variable investment options. The rules that will be applied as of any date will be those in effect on that date.


7                                                                         V0799V

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7. ACCUMULATIONS
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PURCHASE OF ACCUMULATION UNITS

The portion of the Premium not allocated to the MVA Account will be allocated to each elected variable investment option for investment with other funds in each such variable investment option and applied to the purchase of Accumulation Units. The number of Accumulation Units in each variable investment option purchased by each premium payment will be determined by dividing the applicable portion of the Premium by the applicable Accumulation Unit Value on the first Valuation Date which is the same as or next follows the receipt of the premium payment at our Servicing Office.

ACCUMULATED VALUE IN THE MVA ACCOUNT

We will accumulate (i) the portion of any Premium allocated to the MVA Account and (ii) any amount transferred to the MVA Account from a variable investment option, from the date the premium is received or the transfer is made. The Accumulated Value of this certificate's share of the MVA Account on any date prior to the date annuity payments commence is equal to A minus B.

A is the sum of (i), (ii) and (iii) below, accumulated with interest to that date, where:

         (i)   is any premiums allocated to the MVA Account;

         (ii)  is any amounts transferred to the MVA Account; and

         (iii) is the amount of any positive Market Value Adjustments.

B is the sum of (i), (ii), (iii), and (iv) below, accumulated with interest to that date, where:

         (i)   is any partial withdrawals from the MVA Account;

         (ii)  is any amounts transferred from the MVA Account;

         (iii) is any certificate fees, rider charges, premium taxes or similar taxes; and

         (iv)  is the amount of any negative Market Value Adjustments.



INTEREST ON PREMIUM ALLOCATED TO MVA ACCOUNT

Premium earns interest for as long as it remains in this certificate beginning on the date it is credited. Interest will be credited daily and will then earn interest from such date. During a Guarantee Period, the interest rate credited will be based upon our declared interest rate then in effect and will apply throughout such Guarantee Period. Such declared interest rate will be expressed on an annual effective basis. The interest credited on any given day will be at a rate which, if compounded daily for one year, would equal the applicable declared interest rate.

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8. VALUATION PROCEDURES
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ACCUMULATION UNIT VALUE

The Accumulation Unit Value is calculated separately for each variable investment option. The value of one Accumulation Unit was set at $10 on the date assets were first allocated to each variable investment option. The value of one Accumulation Unit on any Valuation Date thereafter will be determined for each variable investment option by multiplying the immediately preceding Accumulation Unit Value by the applicable Net Investment Factor for the Valuation Period ending on that Valuation Date. On any date other than a Valuation Date, the Accumulation Unit Value will be the same as that on the next following Valuation Date.

ANNUITY UNIT VALUE

The Annuity Unit Value is calculated separately for each variable investment option. The value of one Annuity Unit was set at $1 on the date assets were first allocated to each variable investment option. The value of one Annuity Unit on any Valuation Date thereafter will be determined for each variable investment option by multiplying (1) the immediately preceding Annuity Unit Value by (2) the applicable Net Investment Factor for the Valuation Period ending on the Valuation Date reduced by no less than .000094246 times the applicable Net Investment Factor for each calendar day in the Valuation Period. On any date other than a Valuation Date, the Annuity Unit Value will be the same as that on the next following Valuation Date.

8                                                                         V0899V

NET INVESTMENT FACTOR

The Net Investment Factor for each variable investment option for any Valuation Period is equal to one plus the applicable net investment rate for such period. A Net Investment Factor may be more or less than one. The net investment rate for each variable investment option for any Valuation Period will be determined by: (1) taking the sum of the accrued investment income and capital gains and losses, realized or unrealized, of the variable investment option for the Valuation Period; (2) subtracting the sum of (i) an amount for any applicable income taxes and (ii) an amount for mortality and expense risks and administrative expenses computed by multiplying an amount not to exceed [.00003425] times the number of calendar days in the Valuation Period and multiplying the result by the value of the variable investment option at the beginning of the Valuation Period; and (3) dividing the result by the value of the variable investment option at the beginning of the Valuation Period.

VALUATION OF ASSETS

The values of the assets in the variable investment options shall be determined at a fair value in accordance with applicable law. Liabilities attributable to the variable investment option will be deducted to determine the value of the variable investment option.

ADJUSTMENT OF UNITS AND VALUES

We reserve the right to change the number and value of the Accumulation Units or Annuity Units or both without your consent or the consent of any other person, provided strict equity is preserved and the change does not otherwise affect the benefits, provisions or investment return of this certificate.

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9. DEATH BENEFIT
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If the Annuitant dies before the Date of Maturity, and there is no surviving Annuitant, we will pay the Death Benefit to the Beneficiary. If there is a surviving Annuitant, the surviving Annuitant becomes the Annuitant. The Death Benefit will equal the greater of: (i) the Accumulated Value of this certificate, adjusted by any Market Value Adjustment, as of the date of receipt of due proof of the Annuitant's death; and (ii) the amount of the premiums paid less the amount of all partial withdrawals made.

Notwithstanding any of the above, the following will apply upon the death of the Participant, or in the case of joint Participants, upon the death of the first to die, if the certificate value has not already been converted into an annuity:

(i) If the Beneficiary is the spouse of the Participant, the Beneficiary may continue this certificate in force as the Participant.

(ii) If the Beneficiary is not the spouse of the Participant, or if the Beneficiary is the spouse of the Participant but does not choose to continue this certificate, we will pay the Death Benefit (or the Surrender Value if the Participant is not the Annuitant) in full to the Beneficiary within five years of the Participant's death or apply the Accumulated Value in full towards the purchase of a life annuity on the Beneficiary with payments beginning within one year of the Participant's death.

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10.  CERTIFICATE FEE/RIDER CHARGES
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We will deduct a certificate fee of $30 on each of the following: (i) any certificate anniversary prior to the Date of Maturity on which the Accumulated Value is then less than $50,000; and (ii) the Surrender Date if the Accumulated Value on such date is less than $50,000. The fee will be deducted from the Accumulated Value of all Subaccounts according to the proportion the Accumulated Value of each Subaccount bears to the total Accumulated Value of this certificate. We reserve the right to increase the certificate fee up to $50, subject to applicable state regulations.

Optional riders may only be elected at issue. We will deduct separate monthly charges for each optional rider elected. The charges, made at the beginning of each month, are equal to 1/12th of the Annual Rider Charge, as specified on Page 3 of this certificate, for each rider elected. The charge for each rider elected will be deducted from the Accumulated Value of all Subaccounts according to the proportion the Accumulated Value of each Subaccount bears to the total Accumulated Value of this certificate.


9                                                                         V0999V

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11.  PARTIAL WITHDRAWALS
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Subject to the limits described in this Section, you may request a withdrawal of less than the Surrender Value. The total of the requested amount is called a partial withdrawal. We will pay the requested amount on receipt of written notice before the Annuitant's death and before the commencement of annuity payments. The amount of the partial withdrawal will then be deducted from the Accumulated Value. Without our prior approval, we will not permit a partial withdrawal of less than $100 nor will we permit a partial withdrawal if the Accumulated Value after such requested partial withdrawal would be less than $1000.

Unless specified in writing otherwise, withdrawals will be removed proportionately from the values in all Subccounts. Withdrawal amounts removed from the MVA Account will be subject to a Market Value Adjustment as described in Section 12. Prior to payment, the amount of any withdrawal will be reduced by any applicable income taxes, premium taxes, and similar taxes.

Any withdrawal, other than one on the last day of a Guarantee Period, will be effective on the date we receive your written notice. To make a withdrawal that is to be effective on the last day of any Guarantee Period, we must receive written notice from you at least 30 days prior to the expiry of such Guarantee Period.

We may defer payment of a withdrawal in the same manner as we may defer payment of the Surrender Value, described in Section 13.

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12.  MARKET VALUE ADJUSTMENT
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Prior to the last day of any Guarantee Period, amounts withdrawn or transferred from the MVA Account will be adjusted up or down by the application of a Market Value Adjustment. No Market Value Adjustment will apply to withdrawals or transfers made on the last day of any Guarantee Period.

FORMULA

The Market Value Adjustment is equal to A times (B minus 1) where:

A is the amount subject to a market value adjustment, and

B is the market value adjustment factor below:

                  n
     [   1 +G   ] --
      ----------  12
      1 + c+.005

Where:

g = The guaranteed rate in effect for the current Guarantee Period (in decimal form).

c = The current rate (in decimal form) in effect for durations equal to the number of years remaining in the current Guarantee Period (years rounded up to the nearest whole number). If not available, we will declare a rate solely for this purpose that is consistent with rates for durations that are currently available.

n = The number of complete months from the date of withdrawal to the end of the current Guarantee Period. (Where less than one complete month remains, n will equal one.)


The Market Value Adjustment may be positive or negative.




10                                                                        V1099V

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13.  SURRENDER PROVISION
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Upon receipt of written notice from you before the Annuitant's death and the Date of Maturity, we will pay the Surrender Value. To make a surrender that is to be effective on the last day of any Guarantee Period, we must receive written notice from you at least 30 days prior to the expiry of such Guarantee Period.

The Surrender Value will be determined by us as of the date of receipt of written notice. We may defer payment of a Surrender Value for the period provided by law. With respect to the MVA Account, we will not defer payment more than six months beyond the date we receive written notice. If we defer payment for more than 30 days, we will pay interest on the Surrender Value at a rate equal to the greater of (i) the rate required by law; and (ii) the rate declared by us.

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14.  CONVERSION
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Unless changed by you or in accordance with Section 6, the Date of Maturity will be as shown on page 3. You may change the Date of Maturity at any time by written notice provided that we receive the written notice prior to the Date of Maturity then in effect and provided that the new Date of Maturity is (i) no later than the Annuitant's 95th birthday, without our prior approval; (ii) at least 31 days after our receipt of the written notice; and (iii) at least six months after the date the first Premium was applied to this certificate.

CONVERSION OF ACCUMULATION UNITS TO ANNUITY UNITS

On the Date of Maturity or other date elected under Section 15 for commencement of annuity payments, the Accumulation Units credited to this certificate will be converted into Annuity Units. Annuity payments will then commence subject to the limitations specified in Section 15 and all other applicable provisions. The number of Annuity Units credited to each variable investment option will be determined by: (1) multiplying the number of Accumulation Units credited to the variable investment option on the date of conversion by the Accumulation Unit Value for the variable investment option as of ten days prior to the date the first annuity payment is due; (2) deducting any applicable premium tax; (3) dividing the resulting value by 1000; (4) multiplying the value from (3) by the applicable factor from the Table of First Variable Annuity Payment Factors for the option elected, or if no option is elected the applicable factor for the Option A (Variable) with a guaranteed period of ten years, to determine that variable investment option's portion of the variable portion of the first monthly annuity payment, and (5) dividing the value from (4) by the Annuity Unit Value for the variable investment option as of ten days prior to the date the first annuity payment is due.

VARIABLE ANNUITY PAYMENTS

The amount of the variable portion of the monthly annuity payment due on the first payment date is equal to the sum of the portions for each variable investment option determined as described in the preceding paragraph. The amount of the variable portion of any monthly annuity payment subsequent to the first will be determined by adding together for each variable investment option the product of the number of Annuity Units credited to the variable investment option and the Annuity Unit Value for the variable investment option 10 days prior to the date the payment is due. We guarantee that the Annuity Unit Values used in determining annuity payments will not be affected by variations in our actual mortality experience or our actual expenses from those assumed.

CONVERSION OF ACCUMULATED VALUE IN MVA ACCOUNT

On the Date of Maturity or other date elected to begin annuity payments, we will convert the Accumulated Value of the MVA Account adjusted by a Market Value Adjustment, if applicable, into annuity payments.

We will determine the fixed portion of the annuity payments by: (i) dividing the adjusted Accumulated Value by 1000; and (ii) multiplying the result by the annuity payment rate then in effect for the option elected in Section 15.

The fixed portion of the annuity payment will never be less than that available by applying the adjusted Accumulated Value to buy an immediate fixed annuity offered by us. If the annuity payments are made monthly, the annuity payment rate is guaranteed to be at least that provided in the Table of Fixed Annuity Payment Factors in Section 15.




11                                                                  V1199V

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15.  SETTLEMENT PROVISIONS
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ANNUITY ON DATE OF MATURITY

We shall make the annuity payments provided on the first page of this certificate automatically as a Life Annuity with Payments for a Guaranteed Period of 10 Years in accordance with the provisions of Option A unless another option is elected. We shall determine the amounts of the annuity payments in accordance with the provisions of this Section and of Section 14. Amounts in the variable investment option will be used to provide variable benefits. Amounts in the MVA Account will be used to provide fixed benefits.

If the amount of the first monthly annuity payment would be less than $20, we will make a single payment equal to the Surrender Value on the Date of Maturity. This single payment shall be in place of all other benefits provided by this certificate. If the amount of the first monthly annuity payment would be at least $20 but less than $50, we may make payments at quarterly, semi-annual or annual intervals.

OPTIONAL METHODS OF SETTLEMENT

In place of (i) the Annuity provided on the first page of this certificate or
(ii) a single payment in case of death prior to the date annuity payments commence or (iii) a single payment in case of surrender which occurs at least 6 months after the date the first premium is applied to this certificate, proceeds payable under this certificate may be left with us in accordance with one of the optional methods of payment then available for contracts of this type and the terms of a supplementary agreement to be issued when the option becomes effective, but only if (i) such proceeds are in an amount of $5000 or more and
(ii) the amount of the first monthly annuity payment would be $50 or more.

Option A
--------

Option A(Variable) - Life Annuity on a Variable Basis with Payments for a Guaranteed Period of 5, 10, or 20 years.

If the Measuring Person's death occurs within the Guaranteed Period, payments will be made for the remainder of the Guaranteed Period in accordance with the terms of the supplementary agreement.

Option A(Fixed) - Life Annuity with Payments for a Guaranteed Period of 5, 10, or 20 years.

If the Measuring Person's death occurs within the Guaranteed Period, payments will be made for the remainder of the Guaranteed Period in accordance with the terms of the supplementary agreement.

Option A with a five year Guaranteed Period cannot be elected without our prior approval if the Measuring Person is over age 85 at the time of annuitization.

Option B
--------

Option B(Variable) - Life Annuity on a Variable Basis Without Further Payment on Death of the Measuring Person.

Option B(Fixed) - Life Annuity Without Further Payment on Death of the Measuring Person.

Option B cannot be elected without our prior approval if the Measuring Person is over age 85 at the time of annuitization.

Other options may be available.

You may elect an option by written notice before the death of the Annuitant and before the commencement of annuity payments. If you have made no election before the death of the Annuitant, the Beneficiary may make an election by written notice before the proceeds become payable.


12                                                                    V1299V

ANNUITY PAYMENT AND OPTION LIMITATIONS

While the Annuitant is living (i) the Measuring Person will be the Annuitant;
(ii) the Payee will be the Annuitant unless otherwise directed by you; and (iii) the Contingent Payee will be the Beneficiary unless otherwise provided by written notice.

If the Annuitant dies and Death Benefit proceeds are left with us in accordance with a settlement option election (i) the Measuring Person will be the Beneficiary, (ii) the Payee will be the Beneficiary unless otherwise designated in the election, and (iii) the Contingent Payee will be the person or persons so designated in the election and in accordance with the terms of the supplementary agreement.

Other options may be available and may require our consent if the proceeds are payable to an executor, administrator, trustee, corporation, partnership or association.

If the Participant of this certificate dies on or after annuity payments have begun, any remaining benefit under such annuity on the date of the Participant's death must be paid out at least as rapidly as under the method of making annuity payments then in effect.

FIRST VARIABLE ANNUITY PAYMENT FACTORS

The Table of First Variable Annuity Payment Factors shows the amount of the variable portion of the first monthly annuity payment provided on the first page of this certificate and under Option A(Variable) and Option B(Variable) for each $1,000 applied. The factors in this table are based on the 1983a Individual Annuity Mortality Table with mortality and age adjustments and interest at the rate of 3 1/2% a year. If permitted by state law, the Participant may choose 5% or 6% in place of the 3 1/2% rate. The amount of the variable portion of the first payment will depend on the sex and adjusted age of the Measuring Person on the date the first annuity payment is due. The adjusted age is determined from the actual age on the Measuring Person's birthday nearest the date the first annuity payment is due, by subtracting one year for each complete 10 year period elapsed since the Date of Issue.

FIXED ANNUITY PAYMENTS

The Table of Fixed Annuity Payment Factors shows the guaranteed amount of the fixed portion of the monthly annuity payments for each $1,000 applied. The factors in this table are based on the 1983a Individual Annuity Mortality Table with interest at the rate of 2 1/2% a year. The guaranteed amount of the fixed portion of the annuity payments will depend on the adjusted age of the Measuring Person on the date the first annuity payment is due. The adjusted age is determined from the actual age on the Measuring Person's birthday nearest the date the first annuity payment is due, by subtracting one year for each complete 10 year period elapsed since the Date of Issue.


13                                                                     V1399V

TABLE OF FIRST VARIABLE ANNUITY PAYMENT FACTORS

Monthly life annuity with payments on a variable basis for each $1,000 applied.

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                                                                                                           Option B (Variable)
                                                       Option A (Variable)                                 Life Annuity Without
                                                    Life Annuity with Payments                           Further Payment on Death
         Adjusted                                    for a Guaranteed Period                                of Measuring Person
     Age of Measuring         --------------------------------------------------------------------     ---------------------------
      Person on Birthday            5 Years                 10 Years                20 Years
       Nearest Date                 -------                 --------                --------
     of First Payment            Male     Female          Male     Female         Male     Female             Male     Female
     ----------------            ----     ------          ----     ------         ----     ------             ----     ------
             55                  4.50       4.13          4.46      4.11          4.32     4.05               4.51       4.13
             56                  4.58       4.19          4.54      4.18          4.38     4.10               4.59       4.20
             57                  4.67       4.26          4.62      4.24          4.44     4.16               4.68       4.27
             58                  4.76       4.33          4.71      4.31          4.50     4.22               4.78       4.34
             59                  4.86       4.41          4.80      4.39          4.57     4.28               4.88       4.42
             60                  4.96       4.49          4.90      4.46          4.63     4.35               4.98       4.50
             61                  5.08       4.58          5.00      4.55          4.70     4.41               5.10       4.59
             62                  5.20       4.67          5.11      4.64          4.77     4.48               5.22       4.69
             63                  5.32       4.77          5.23      4.73          4.84     4.55               5.36       4.79
             64                  5.46       4.88          5.35      4.83          4.91     4.62               5.50       4.89
             65                  5.61       4.99          5.47      4.94          4.97     4.69               5.65       5.01
             66                  5.76       5.11          5.61      5.05          5.04     4.77               5.81       5.13
             67                  5.93       5.24          5.74      5.17          5.11     4.84               5.99       5.27
             68                  6.10       5.38          5.89      5.29          5.17     4.92               6.17       5.41
             69                  6.29       5.53          6.04      5.43          5.24     5.00               6.37       5.56
             70                  6.49       5.69          6.20      5.57          5.30     5.07               6.59       5.73
             71                  6.69       5.86          6.36      5.72          5.35     5.15               6.81       5.91
             72                  6.91       6.05          6.52      5.88          5.41     5.22               7.05       6.10
             73                  7.14       6.25          6.69      6.04          5.46     5.29               7.31       6.32
             74                  7.39       6.46          6.87      6.22          5.50     5.35               7.58       6.55
             75                  7.65       6.70          7.05      6.40          5.54     5.41               7.88       6.79
             76                  7.92       6.94          7.23      6.59          5.58     5.47               8.19       7.06
             77                  8.21       7.20          7.41      6.78          5.61     5.52               8.53       7.35
             78                  8.52       7.48          7.59      6.98          5.64     5.56               8.90       7.66
             79                  8.84       7.78          7.78      7.19          5.67     5.61               9.29       8.00
             80                  9.17       8.10          7.96      7.40          5.69     5.64               9.71       8.36
             81                  9.52       8.44          8.14      7.61          5.71     5.67              10.16       8.76
             82                  9.88       8.81          8.31      7.82          5.73     5.70              10.64       9.20
             83                 10.26       9.19          8.48      8.03          5.74     5.72              11.16       9.67
             84                 10.65       9.59          8.64      8.23          5.74     5.73              11.71      10.18
        85 and over             11.05      10.02          8.79      8.42          5.75     5.74              12.30      10.74


14                                                                       V1499V

TABLE OF FIXED ANNUITY PAYMENT FACTORS

Monthly life annuity with payments on a fixed basis for each $1,000 applied.

------------------------------------------------------------------------------------------------------------------------------------


                                                                                                           Option B (Fixed)
                                                       Option A (Fixed)                                   Life Annuity Without
                                                  Life Annuity with Payments                            Further Payment on Death
          Adjusted                                  for a Guaranteed Period                                of Measuring Person
       Age of Measuring     ----------------------------------------------------------------------     -------------------------
      Person on Birthday           5 Years                  10 Years               20 Years
          Nearest Date             -------                  --------               --------
       of First Payment         Male     Female           Male     Female        Male    Female             Male     Female
       ----------------         ----     ------           ----     ------        ----    ------             ----     ------
              55                3.92       3.55           3.89     3.54          3.76     3.48              3.93       3.55
              56                4.00       3.62           3.97     3.60          3.82     3.54              4.01       3.62
              57                4.09       3.69           4.05     3.67          3.89     3.60              4.10       3.69
              58                4.18       3.76           4.14     3.74          3.96     3.66              4.19       3.77
              59                4.28       3.84           4.23     3.82          4.02     3.73              4.30       3.85
              60                4.39       3.92           4.33     3.90          4.09     3.79              4.40       3.93
              61                4.50       4.01           4.44     3.99          4.16     3.86              4.52       4.02
              62                4.62       4.11           4.55     4.08          4.24     3.94              4.64       4.12
              63                4.75       4.21           4.67     4.17          4.31     4.01              4.78       4.22
              64                4.89       4.32           4.79     4.28          4.38     4.08              4.92       4.33
              65                5.04       4.43           4.92     4.38          4.45     4.16              5.07       4.45
              66                5.19       4.55           5.05     4.50          4.52     4.24              5.23       4.57
              67                5.36       4.68           5.20     4.62          4.59     4.32              5.41       4.70
              68                5.53       4.82           5.34     4.75          4.66     4.40              5.59       4.85
              69                5.72       4.97           5.50     4.88          4.73     4.48              5.79       5.00
              70                5.92       5.14           5.66     5.03          4.79     4.56              6.00       5.17
              71                6.12       5.31           5.82     5.18          4.85     4.64              6.23       5.35
              72                6.34       5.50           5.99     5.34          4.91     4.71              6.46       5.54
              73                6.57       5.70           6.16     5.51          4.96     4.78              6.72       5.75
              74                6.82       5.91           6.34     5.69          5.01     4.85              6.99       5.98
              75                7.08       6.14           6.53     5.87          5.05     4.92              7.29       6.23
              76                7.36       6.39           6.71     6.07          5.09     4.97              7.60       6.49
              77                7.65       6.65           6.90     6.27          5.13     5.03              7.94       6.78
              78                7.96       6.93           7.09     6.47          5.16     5.08              8.30       7.09
              79                8.28       7.23           7.28     6.68          5.19     5.12              8.69       7.42
              80                8.61       7.55           7.46     6.90          5.21     5.16              9.11       7.79
              81                8.97       7.90           7.65     7.11          5.23     5.19              9.55       8.18
              82                9.33       8.26           7.83     7.33          5.24     5.22             10.03       8.62
              83                9.71       8.65           8.00     7.54          5.25     5.23             10.55       9.08
              84               10.11       9.05           8.16     7.74          5.26     5.25             11.10       9.59
          85 and over          10.51       9.48           8.32     7.94          5.27     5.26             11.68      10.15

15                                                                    V1599V

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16. PROOF REQUIRED FOR PAYMENT
--------------------------------------------------------------------------------

Before making the first annuity payment, we shall have the right to require proof of the correct age of the Measuring Person. We shall also have the right to require proof that the Measuring Person is living on the date each annuity payment is due.

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17. MISSTATEMENTS
--------------------------------------------------------------------------------

If the age or sex of the Measuring Person has been misstated, we will adjust the amount of each annuity payment to reflect the correct age and sex. Any overpayment will be repaid to us. If it is not repaid, we will deduct the overpayment from future payments we make under this certificate. Any underpayment will be added to future payments we make under this certificate. Interest will be paid on any overpayment or underpayment at a rate equal to the greater of (i) the rate required by law; and (ii) the rate declared by us.

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18. ASSIGNMENT
--------------------------------------------------------------------------------

You may assign your interest in this certificate, except as otherwise provided, without the consent of any revocable Beneficiary. Your interest, any interest of the Annuitant, and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing; nor will we be on notice until a duplicate of the original assignment has been filed at our Servicing Office. We assume no responsibility for the validity or sufficiency of any assignment.

If this certificate is issued in a tax qualified plan, this certificate is subject to assignment restrictions for Federal Income Tax purposes. In such event, this certificate shall not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than us.

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19. CLAIMS OF CREDITORS
--------------------------------------------------------------------------------

The proceeds and all other payments under this certificate will be exempt from the claims of creditors to the extent permitted by law. The proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

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20. RIGHT TO MAKE CHANGES
--------------------------------------------------------------------------------

We reserve the right to make certain changes if, in our judgment, they would best serve the interest of the participants of certificates such as this or would be appropriate in carrying out the purposes of such certificates. Any changes will be made only to the extent and in the manner permitted by applicable laws. We will inform our domiciliary state of the changes and will make any additional filings which may be required in your jurisdiction.

If any changes result in a material change in the underlying investment of Subaccounts to which the reserves for this certificate are allocated, we will notify you of such change. You may then make a new election under the Allocation /Transfer Options provision.

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21. ANNUAL STATEMENT
--------------------------------------------------------------------------------

We will furnish you with reports annually, or more frequently, as required by applicable law. They will include: (i) a statement of the investments held in each Fund and each Management Account; and (ii) a statement of the condition and value of this certificate which will show the number of Accumulation Units, if any, credited to each variable investment option, the value of each Accumulation Unit, and the Accumulated Value of this certificate.

16                                                                       V1699V

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22. MISCELLANEOUS
--------------------------------------------------------------------------------

If the Accumulated Value of this certificate becomes zero, we reserve the right to terminate this certificate.

Under applicable law, all income, gains and losses, realized or unrealized, of an Account shall be credited to or charged against the amounts placed in the Account without regard to our other income, gains and losses. The assets of the Account are owned solely by us. We are not a trustee with respect to any part or the whole of those assets. The portion of the assets in the Account equal to the reserves and other liabilities under this certificate with respect to the Account shall not be chargeable with liabilities arising out of any other business we may conduct.

In place of operating an Account as a Series Account trust, we reserve the right to make investments directly, operating the Account as a Management Account, or in any other form permitted by law, the investment adviser of which would be us or an affiliate. Account assets would be invested as provided with respect to the investment objectives of the Account.

17                                                                       V1799V

Communications about this certificate should be sent to the Company at its Servicing Office.


GROUP ANNUITY CERTIFICATE
Variable Annuity
Nonparticipating - not eligible for dividends
Initial Premium shown on page 3

All benefits, payments and values under this certificate which are based on the investment experience of an Account are variable and not guaranteed as to fixed dollar amount.




99REVNSC                      VBP99V                         Printed in U.S.A.